Exhibit 99.1

Advance Display Technologies, Inc. to Become a Privately Held Corporation

Temecula, California (Business Wire) – August 16, 2010 – Advance Display Technologies, Inc. (“ADTI”) (OTC BB: ADTI) announced today that a group of stockholders controlling approximately 90% of its outstanding shares filed a Transaction Statement under Section 13(e) of the Securities Exchange Act of 1934 (the “Schedule 13E-3”) with the Securities and Exchange Commission.  The Schedule 13E-3 disclosed that this group of stockholders will cause ADTI to merge with a newly formed corporation, GSLD Holdings, Inc., a Colorado corporation (“Holdings”), in a “going-private” transaction via a “short-form” merger and, upon consummation of the merger, to apply for deregistration under the Securities Exchange Act of 1934, as amended.  The ultimate result of this transaction is that ADTI will emerge as a privately held corporation (the “Surviving Corporation”).  Under Colorado law, the merger does not require the approval of ADTI’s board of directors or stockholders.  The merger will be consummated after the expiration of a 31-day period following the filing of the Schedule 13E-3.

Pursuant to the terms of a merger and contribution agreement, a group of stockholders will contribute their shares of ADTI stock to Holdings.  In connection with the going-private merger, ADTI’s stockholders who hold in the aggregate 1,500 shares or more of ADTI stock will receive (i) one share of common stock of the Surviving Corporation for every 1,500 shares of ADTI common stock held prior to the merger and (ii) one share of Series D convertible preferred stock of the Surviving Corporation for every 1,500 shares of ADTI Series D convertible preferred stock held prior to the merger.  No fractional shares will be issued.  Instead, holders who would otherwise be entitled to receive fractional shares will instead receive an amount in cash, without interest, equal to $0.02 per share; however, any stockholder who is entitled to receive cash for their shares of Common Stock or Preferred Stock will receive at least one United States dollar.

As previously announced, on June 28, 2010, ADTI’s principal lender foreclosed on substantially all of its assets.  That foreclosure reduced the Company’s debt to the Lender by $7.6 million, the appraised value of the assets, leaving an unpaid balance of approximately $7.88 million.  ADTI also entered into another agreement with the Lender on June 28, 2010, by which the lender agreed to (a) forgive the outstanding interest of approximately $1.2 million; (b) reduce the interest rate going forward to the lowest federal rate allowable; (c) reimburse the Company for the costs of going private; and (d) cause its affiliate, ADTI Media LLC (“Media”), which now holds the assets formerly held by ADTI, to pay the Company a 20% royalty on revenues generated by Media from the assets over the next three years.  By going private and reducing its legal, accounting and administrative expenses going forward, ADTI hopes to preserve some value for its shareholders from the royalty.  There is no certainty, however, that the royalty will generate enough income for ADTI to pay off the balance of its loan, cover its operating expenses and have funds remaining for distribution to its remaining shareholders.  ADTI has no other business or operations remaining besides the royalty.

Questions concerning this release or the going private merger transaction should be directed to James P. Martindale, President of ADTI, at (951) 795-4446.

End of Press Release